Amendment No. 2 to Letter Agreement

THIS AMENDMENT (the “Amendment”) is made as of November 20, 2009, by and between Mark Seremet (“Seremet”) and Zoo Entertainment, Inc. (the “Company”).

WHEREAS, reference is made to that certain letter agreement, by and between Seremet and the Company, dated May 12, 2009, pursuant to which in consideration of Seremet entering into a guaranty with Wells Fargo, Bank, National Association for the full and prompt payment and performance by the Company and its subsidiaries of the obligations in connection with a purchase order financing (the “Guaranty” and “Loan”, respectively), the Company agreed to provide certain compensation to Seremet (the “Letter Agreement”); and

WHEREAS, on August 31, 2009, in consideration of Seremet entering into a guaranty with Solutions 2 Go Inc. to guaranty the payment of all indebtedness of the Company and its affiliates in connection with that certain Advance Agreement, by and among the Company, Solutions 2 Go Inc. and Solutions 2 Go LLC, dated as of August 31, 2009 (the “Advance Agreement”), the Company entered into an amendment to the Letter Agreement to provide that the references to the Loan and the Guaranty as such terms are used in the Letter Agreement, shall be set deemed to include, respectively, the advance made to the Company under the Advance Agreement, and the guaranty made by Seremet to Solutions 2 Go Inc. in connection therewith; and

WHEREAS, the Company and Seremet desire to amend certain provisions of the Letter Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Letter Agreement as follows:

1.           The first sentence of Section 1 of the Letter Agreement is hereby deleted in its entirety and replaced with the following:

“For so long as the Loan and the Guaranty remain in full force and effect, but only for a period ending on November 30, 2010, Zoo shall pay you a monthly fee of $10,000 per month; provided, however, if for any three consecutive months no amount of the Loan is due and owing (but it has not been terminated) for any one day during that time, the monthly fee shall not be owed for the following month.”

2.           The Letter Agreement is hereby amended to delete the language in Section 2 of the Letter Agreement in its entirety, and replace it with the following language:

“In consideration of your continued personal guarantees, the Company’s Board of Directors has approved the issuance to you of an option to purchase (or restricted stock or other incentives intended to comply with Section 409A of the Internal Revenue Code, equal to) 6.25% of the Company’s outstanding shares of common stock, as soon as possible following the consummation of that certain financing currently contemplated by the Company to raise up to $5,000,000, on such terms and conditions as shall be determined by the Board of Directors.  If the Company’s Board of Directors determines that the aforementioned issuance will be in the form of options to purchase 6.25% of the Company’s then outstanding shares, the options to acquire such shares shall be based on a fully diluted current basis as adjusted for stock splits, dividends, reorganizations and like events.”

3.           This Amendment constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, representations or understandings between the parties relating to the subject matter hereof.  The statements and agreements in this Amendment shall be binding on the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.  This Amendment may be executed in any number of counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on their behalf as of the date first written above.

COMPANY:

ZOO ENTERTAINMENT, INC.

By:	/s/ David Fremed
Name:	David Fremed
Title:	Chief Financial Officer

By:	/s/ Mark Seremet
Name:	Mark Seremet